Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILICON GRAPHICS, INC.

Silicon Graphics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

That an order has been entered pursuant to the Federal Bankruptcy Code, 11 U.S.C. §101 et seq. on behalf of the Corporation.

That said order approves an amendment to change the name of the Corporation to Graphics Properties Holdings, Inc.

That a resolution was adopted by Board of Directors, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, on May 9, 2009 for the following amendment to the Certificate of Incorporation. The resolution setting forth the amendment is as follows:

Resolved, (i) the change of the name of the Corporation from “Silicon Graphics, Inc.” to “Graphics Properties Holdings, Inc.” be, and hereby is, authorized and approved; (ii) in order to effectuate such name change, the Amended and Restated Certificate of Incorporation of the Corporation be amended by restating paragraph 1 thereof so that, as amended, the first sentence of said paragraph shall read as follows: “The name of the Corporation is Graphics Properties Holdings, Inc.”; and (iii) each of the President, the Secretary or any Vice President of the Corporation at the time in office is, acting singly or collectively, authorized and directed to cause to be prepared a certificate of amendment to the Amended and Restated Certificate of Incorporation of the Corporation reflecting such amendment to paragraph 1 thereof and, upon the effectiveness of a decree or order of the bankruptcy court having jurisdiction over the Corporation’s Chapter 11 case authorizing such amendment, to execute and file such certificate of amendment with the Secretary of State of the State of Delaware and to file the same in the minute books of the Corporation.

That stockholder approval for said amendment is not required under Section 303 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 4th day of June, 2009.

By:	/s/ Barry Weinert
	Name:	Barry Weinert
	Title:	President

(Signature Page to Certificate of Amendment of Silicon Graphics, Inc.)